Exhibit 10.32

                           EARMARKING LETTER AGREEMENT


          EARMARKING LETTER AGREEMENT, dated as of March 12, 1996, between Medicon, Inc. ("Medicon") and ChoiceCare Health Plans, Inc. ("ChoiceCare").

          WHEREAS, Medicon and ChoiceCare are parties to that certain Diagnostic Imaging Services Agreement for HMO, effective as of April 1, 1995 (the "ChoiceCare Agreement"), pursuant to which Medicon receives monthly payments in exchange for providing the services described in the ChoiceCare Agreement;

          WHEREAS, pursuant to the ChoiceCare Agreement, Medicon is responsible for utilizing the monthly payments to make payments to (i) PRP's (as defined in the ChoiceCare Agreement) for imaging services rendered to persons enrolled in ChoiceCare's prepaid health care plans and healthcare plans administered by ChoiceCare, (ii) ChoiceCare and (iii) ChoiceCare self-funded customers (collectively, "Provider Payments"); and

          WHEREAS, J.H. Whitney, & Co. ("JHW") and Chemical Venture Capital Associates, L.P. ("CVCA," and together with JHW, the "Lenders") have made an earmarking loan (the "Provider Payment Loan") in the aggregate principal amount of $6,000,000 to Medicon that has been earmarked so that Medicon may pay a liability owing to ChoiceCare for Provider Payments arising under the ChoiceCare Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1. Medicon hereby warrants and represents to ChoiceCare that Medicon has taken appropriate steps to segregate the proceeds of the Provider Payment Loan from the Lenders in a separate account pending execution of this Agreement and that Medicon has no control, nor has it ever had control, except to the extent of segregation of the proceeds, over the funds made available through the Provider Payment Loan.

          2. Concurrently with the execution and delivery hereof, Medicon shall, by wire transfer of immediately available funds and as directed by the Lenders, transfer the proceeds of the Provider Payment Loan to ChoiceCare, all of which funds shall be the exclusive property of ChoiceCare and shall be under the exclusive dominion and control of ChoiceCare (such funds, together with the portion of the payment retained by ChoiceCare, as described in paragraph 3 hereof, shall, as adjusted from time to time pursuant to paragraph 4 hereof, be referred to herein as the "ChoiceCare Payment"). Upon receipt of the ChoiceCare Payment, ChoiceCare agrees that Medicon's financial liability under the ChoiceCare Agreement for the Provider Payments shall be reduced by the amount of the ChoiceCare Payment, as adjusted from time to time. It is hereby



















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acknowledged and agreed that the amount of the ChoiceCare Payment shall fluctuate as it is reduced by the amount of the Yearly Reconciliation (as defined herein) for the contract year ended March 31, 1995 and subsequent contract years, and adjusted from time to time pursuant to paragraph 4 hereof. Medicon hereby waives its right to seek to avoid and recover from ChoiceCare the ChoiceCare Payment under chapter 5 of title 11 of the United States Code in the event that Medicon voluntarily commences a case under chapter 7 or chapter 11 of the Bankruptcy Code or an involuntary case is commenced against Medicon under chapter 7 or chapter 11 of the Bankruptcy Code.

          3. Immediately following receipt of the ChoiceCare Payment, ChoiceCare shall, by wire transfer of immediately available funds, deposit into an account designated by Medicon $2,964,908.90 (which equals the amount required to be paid to Medicon for February, 1996 ($1,550,005.90) and March, 1996 ($1,614,903.00), in each case under the ChoiceCare Agreement), less $200,000 which is being retained by ChoiceCare to reduce Medicon's financial liability under the ChoiceCare Agreement for the Provider Payments. It is further agreed that ChoiceCare shall continue to make payments to Medicon in accordance with the terms of the ChoiceCare Agreement or any successor agreement thereto. ChoiceCare and Medicon specifically agree that the payment referred to in this paragraph 3 and any other subsequent payment made by ChoiceCare to Medicon under this Agreement, the ChoiceCare Agreement or any subsequent agreements, shall constitute new value to Medicon.

          4. Within 45 days after each March 31, June 30, September 30 and December 31 during the term of the ChoiceCare Agreement or any successor thereto, Medicon shall use its best efforts to prepare in good faith and provide to ChoiceCare a statement, the form of which is attached hereto as Exhibit A (the "Statement"), containing reasonable detail and setting forth a calculation of the amount (the "Payout Amount") necessary to make the payment of funds for the settlement and reconciliation of reserves on a once per contract year basis (the "Yearly Reconciliation"), if any, and the Provider Payments as if the contractual relationship between Medicon and ChoiceCare were terminated as of such March 31, June 30, September 30 or December 31. ChoiceCare shall be entitled, for a period of 10 days following delivery of the Statement, to reject such Statement if it is acting reasonably and in good faith. If ChoiceCare, acting in accordance with the previous sentence, rejects the Statement delivered by Medicon, the parties shall cooperate and work together to prepare a Statement that is mutually agreeable.

          Within 10 days after delivery of a Statement that is prepared and agreed to in accordance with the preceding paragraph:

               (a) if the Payout Amount is less than the amount of the ChoiceCare Payment, as adjusted from time to time, ChoiceCare shall transfer the amount by which the ChoiceCare Payment exceeds the Payout Amount to an account designated by Medicon; or















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               (b)  if the Payout Amount is greater than the ChoiceCare Payment, as adjusted from time to time, Medicon shall pay to ChoiceCare the amount by which the Payout Amount exceeds the ChoiceCare Payment.

          It is further agreed that if following termination of the contractual relationship between Medicon and ChoiceCare, the amount of the ChoiceCare Payment, as adjusted from time to time, (i) exceeds the amount necessary to make final payment of all Yearly Reconciliations and all Provider Payments, the excess of such ChoiceCare Payment which is due and payable to Medicon shall be transferred by ChoiceCare to an account designated by Medicon or (ii) is less than the amount necessary to make final payment of all Yearly Reconcilations and all Provider Payments, the deficit of such ChoiceCare Payment which is due and payable to ChoiceCare or ChoiceCare self funded customers or PRPs shall be transferred by Medicon to an account designated by ChoiceCare.

          In the event that it is determined pursuant to an audit, whether performed by ChoiceCare or a third party, that the amount of the ChoiceCare Payment, as adjusted, and the Payout Amount differ by more than $10,000, the parties agree to pay the difference, through the mechanisms set forth in paragraph 4 of this Agreement, within ten (10) business days of receipt of written notice of such difference.

          5. Except with respect to Medicon's obligation to fund adjustments to the ChoiceCare Payment pursuant to paragraph 4(b) hereof or in the event of
(i) a Termination Event and compliance by ChoiceCare with paragraph 6(a) or
(ii) termination of the ChoiceCare Agreement or any successor agreement thereto and non-compliance by Medicon with the terms and provisions of paragraph 7 hereof, ChoiceCare hereby fully, finally and forever waives, releases and discharges Medicon and its predecessors, subsidiaries, parent companies, divisions, affiliated corporations, successors and assigns and any or all of them from any and all financial liability for Provider Payments under the ChoiceCare Agreement or any successor agreement, to the full extent of the amount of the ChoiceCare Payment, as adjusted. Notwithstanding the foregoing, ChoiceCare shall not release Medicon and its predecessors, subsidiaries, parent companies, divisions, affiliated corporations, successors or assigns from any obligations or liabilities to process or make Provider Payments under the ChoiceCare Agreement or any successor agreement, or from the financial liability for Provider Payments to the extent such financial liability exceeds the amount of the ChoiceCare Payment.

          6.   Upon a Termination Event:

               (a) ChoiceCare shall promptly pay the amount of the ChoiceCare Payment, as adjusted, to Medicon; and

               (b) Following the payment by ChoiceCare specified in paragraph 6(a), Medicon shall re-assume financial liability for and remain responsible for (I) the making of Provider Payments and (II) Yearly Reconciliations.














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          7.
               Upon the later of and in the event that a Termination Event has not occurred, (a) the termination of the ChoiceCare Agreement or (b) if a successor agreement to the ChoiceCare Agreement is entered into, upon the termination of such successor agreement, ChoiceCare shall promptly pay to Medicon the amounts due under such agreement for the dates of service through the termination of such agreement as said amounts become payable to the ChoiceCare PRP's. In connection therewith, Medicon shall provide to ChoiceCare the explanations of payment, or a summary thereof ("EOPs") identifying the ChoiceCare PRP's to receive payment and the amount(s) to be paid to each ChoiceCare PRP. In addition, prior to the disbursement of any additional funds to Medicon to be paid to the ChoiceCare PRP's, Medicon shall provide ChoiceCare with written certification that any and all prior funds advanced by ChoiceCare to Medicon pursuant to this paragraph 7 have been paid by Medicon to the ChoiceCare PRP's in accordance with the EOPs previously provided to ChoiceCare. Medicon agrees that it shall be solely responsible for the making of the Provider Payments pursuant to this paragraph 7 and shall indemnify ChoiceCare for any use of said funds not in accordance with the EOPs provided to ChoiceCare.

          8. Upon execution and delivery hereof, the parties acknowledge that they will enter into good faith negotiations relating to terminating the ChoiceCare Agreement and replacing it with a successor agreement. The parties agree that if they have not mutually terminated the ChoiceCare Agreement and entered into a successor agreement thereto or amended the ChoiceCare Agreement upon mutually agreeable terms on or before ten days after receipt of the ChoiceCare Payment by ChoiceCare, or such other time as may be agreed to by the parties, each of ChoiceCare and Medicon shall have the right, with five days' written notice, to terminate the ChoiceCare Agreement; provided, however, that Medicon and ChoiceCare shall promptly commence discussions to agree upon an appropriate wind-up period following termination of the ChoiceCare Agreement.

          9.
               As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

          "Current Liabilities"  shall mean, at any date, the aggregate of the
           -------------------
current liabilities of Medicon and its subsidiaries on a consolidated basis as of such date, as determined in accordance with Generally Accepted Accounting Principles.

          "Generally Accepted Accounting Principles" shall mean generally
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accepted accounting principles, as recognized by the American Institute of
Certified Public Accountants, consistently applied and maintained on a consistent basis for Medicon and its subsidiaries on a consolidated basis throughout the period indicated.

          "Quick  Ratio" shall mean, at a quarter-end date, the ratio of the
           ------------
cash and cash equivalents of Medicon to the Current Liabilities of Medicon, as computed from amounts as filed by Medicon with the Securities and Exchange Commission (such as on Form 10-Q or 10-K) or on internally prepared financial statements of Medicon.













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          "Termination Event" shall mean a certification by Medicon's Chief
           -----------------
Financial Officer to ChoiceCare that, as of the date of such certification, the Quick Ratio of Medicon has been in excess of 1:1 for two consecutive fiscal quarters.

          10. This Agreement and the ChoiceCare Agreement contain the entire agreement among the parties with respect to the subject matter hereof, and such agreement supersedes all prior agreements, written or oral, whether binding or non-binding, among any of the parties hereto, with respect to the subject matter hereof. No representations, warranties or inducements have been made to the parties hereto or their counsel concerning this Agreement and the agreements related hereto other than those representations, warranties and covenants contained herein and in the agreements related hereto. No waiver, modification or amendment of the terms of this Agreement shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions hereof or thereof, and such party, notwithstanding such failure shall have the right thereafter to insist upon the strict performance of any and all of the provisions hereof or thereof to be performed by such other party.

          11. ChoiceCare covenants and agrees that, after the date of this Agreement, it shall not, and ChoiceCare will take reasonable steps to cause each of its affiliates not to, take any action or make any statement, whether or not in writing, that disparages or denigrates Medicon or its affiliates, agents, employees, officers or directors (including, without limitation, by way of news interview or the expression of personal views, opinions or judgments to the news media); and Medicon covenants and agrees that, after the date of this Agreement, it shall not, and Medicon will take reasonable steps to cause each, of its agents, employees, officers or directors and all affiliates of Medicon not to take any action or make any statement, whether or not in writing, that disparages or denigrates ChoiceCare (including, without limitation, by way of news interview or the expression of personal views, opinions or judgments to the news media); provided, however, that if ChoiceCare or Medicon violates any
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provision of this paragraph 11, the other shall be relieved of his or its obligations under this paragraph 11 to the extent necessary to respond to such violation. Notwithstanding the foregoing, however, nothing contained in this paragraph 11 shall prohibit either party (the "Disclosing Party") from disclosing the facts and circumstances surrounding the transactions contemplated by this Agreement and the ChoiceCare Agreement, or any subsequent agreement thereto, if required by law, the Securities and Exchange Commission or any other administrative, governmental or regulatory agency or if the Disclosing Party considers it necessary to include in any Securities and Exchange Commission or other regulatory filings in order not to omit to state a material fact (the determination of what constitutes a material fact to be made by the Disclosing Party in its good faith judgement and in its sole discretion) or to cause a fact stated not to be misleading (the determination of what will cause a stated fact to be misleading to be made by the Disclosing Party in its good faith judgement and in its sole discretion).













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          12.  In making decisions with respect to the Provider Payment Loan, the ChoiceCare Payment and in making the decision to enter into this Agreement, or in taking any other actions related to or in connection with this Agreement, and/or the ChoiceCare Agreement, ChoiceCare shall not be deemed to be in control of the operations of Medicon or to be acting as a "responsible person" with respect to the operation(s) and/or management of Medicon and shall have no liability as a controlling or responsible person with respect to the operation(s) and/or management of Medicon.

          13. Medicon agrees to promptly provide to ChoiceCare audited financial statements for the calendar year ended December 31, 1995, but in no event later than 5 days after delivery thereof by Medicon's auditors.

          14. Medicon agrees to provide to ChoiceCare, on or before March 31, 1996, a statement for the settlement of the ChoiceCare Agreement for the
contract year ending March 31, 1995.   It is acknowledged and agreed that an
estimate of the settlement amount has been included in the ChoiceCare Payment.

          15. As further consideration for the parties entering into this Agreement and as an additional fee under the ChoiceCare Agreement, or any subsequent agreement thereto, until there occurs a Termination Event or the amount of the ChoiceCare Payment has been reduced to zero in accordance with the provisions of paragraphs 4 and 7 hereof, ChoiceCare agrees to pay to Medicon, on a quarterly basis, an amount equal to interest on the amount of the ChoiceCare Payment, as adjusted, calculated using the 30-day rate (as published in the Wall Street Journal) on high grade commercial paper in effect on the first day of each quarter for which interest is to be paid.

          16. All notices and other communications hereunder shall be made in writing and shall be by telecopier, courier service or personal delivery in accordance with the notice provisions of the ChoiceCare Agreement or any successor agreement thereto.

     17.This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of the conflicts of law of such State.


























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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                      MEDICON, INC.


                                      By: /s/ Carl R. Adkins, M.D.
                                         _________________________________
                                           Name:     Carl R. Adkins, M.D.
                                           Title:    Chief Executive
                                                     Officer



                                      CHOICECARE HEALTH PLANS, INC.


                                      By:_________________________________
                                           Name:
                                           Title: